Exhibit (2)(a)(1)

CERTIFICATE OF FORMATION

OF

AETOS CAPITAL OPPORTUNITIES FUND, LLC

This Certificate of Formation of Aetos Capital Opportunities Fund, LLC (the “LLC”) dated as of March 10, 2005, is being duly executed and filed by Harold Schaaff, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C§18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is Aetos Capital Opportunities Fund, LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle (Zip Code 19808).

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle (Zip Code 19808).

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Harold Schaaff
Name:	Harold Schaaff
Authorized Person